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                                                                    EXHIBIT 99.1

[METROMAIL LOGO]

                                                                    NEWS RELEASE

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FOR MORE INFORMATION, CONTACT:
Ronald G. Eidell
Senior Vice President and Chief Financial Officer
Telephone:  (630) 932-3980


                          METROMAIL CORPORATION ADOPTS
                          A STOCKHOLDERS' RIGHTS PLAN

LOMBARD, Ill. / Feb. 24, 1997 / -- Metromail Corporation (NYSE: ML) announced that its Board of Directors today adopted a stockholders' rights plan and declared a dividend to be made to stockholders of record on March 7, 1997, of one preferred share purchase right on each outstanding share of the company's common stock. Each such right will entitle a stockholder to buy one one-thousandth of a share of a new series of junior participating preferred stock for an exercise price of $100.00.

The stockholders' rights plan was adopted to preserve for the stockholders of the company the long-term value of the company in the event of a takeover of the company or the purchase of a significant block of common stock of the company and to protect the company and its stockholders against coercive takeover tactics.

The rights will become exercisable only if a person acquires, or announces a tender offer for, 15% (20% in the case of certain transferees of R.R.
Donnelley & Sons Company) or more of the company's common stock (with certain exceptions). Prior to the time the rights become exercisable, the rights will be evidenced by the certificates representing shares of common stock of the company and will be transferable only in connection with the transfer of shares of common stock. If a person acquires 15% (20% in the case of certain transferees of R.R. Donnelley & Sons Company) of the company's common stock, each right will entitle the holder thereof to purchase for an exercise price of $100.00 (subject to adjustment) shares of the company's common stock having a market value of twice such exercise price, valued as of the date of occurrence of such triggering event, subject to the right of the company to exchange the rights for common stock of the company on a one-for-one basis.

The company will be entitled to redeem the rights at $.01 per right at any time before public disclosure that a triggering position has been acquired. The rights will expire on March 7, 2007, unless previously redeemed or exercised. The distribution of the rights will not be a taxable event to stockholders.

Metromail Corporation is a leading provider of database marketing, direct marketing and reference products and services in the United States and United Kingdom. Metromail helps its customers identify and reach targeted audiences, utilizing its comprehensive, proprietary consumer database encompassing 90 percent of U.S. households, as well as providing database marketing software and related services. Metromail's 3,200 employees generated 1996 revenues of $281 million. The company is headquartered in Lombard, IL.

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